EXHIBIT 10.i

                     WESTVACO CORPORATION
            RETIREMENT PLAN FOR OUTSIDE DIRECTORS

           (As Amended Effective December 1, 1988)


                         DEFINITIONS

  1. The following terms shall have the following meanings:
    (a) "Westvaco" shall mean Westvaco Corporation, a Delaware corporation, and its successors and assigns.
    (b) "Director" shall mean any person who serves or has served on the Westvaco Board of Directors.
    (c) "Member" shall mean any Director other than (1) a Director who is or has been a full-time employee of Westvaco or of a subsidiary or affiliate of Westvaco; or (2) a Director who is entitled to receive a pension from a Westvaco qualified retirement or pension plan.
    (d) "Allowed Service" shall mean the period of time during which a Member is a Member.
    (e) "Plan" shall mean this Westvaco Corporation Retirement Plan for Outside Directors.
    (f) "Pension" shall mean any payment owed pursuant to the Plan to a Member, or a surviving spouse or joint annuitant of a Member.
    (g) "Single-Life Annuity" shall mean a Pension payable for the life of a Member as provided for in Paragraph 3.
    (h) "J&S Annuity" shall mean a reduced Pension which is the actuarial equivalent of a Single-Life Annuity to which a Member is entitled under Paragraph 3 payable to a Member for his or her life and, thereafter, to his or her joint annuitant, for his or her life.

                          RETIREMENT

  2. Each Member shall retire effective as of the first day of the month following the date of termination of his or her Allowed Service.

                      AMOUNT OF PENSION

  3. Each Member who retires after November 30, 1988 shall be entitled to receive, beginning on the effective date of retirement, a Single-Life Annuity equal to $1,666.67 per month ($1,125.00 per month for Members who retired before November 1, 1984; $1,250.00 per month for Members who retired after October 31, 1984 and before August 1, 1987; and $1,458.33 per month for Members who retired after July 31, 1987 and before December 1, 1988), reduced by 10% for each full year by which his or her retirement date falls short of his or her 70th birthday, and further reduced by 10% for each full year by which the amount of his or her Allowed Service prior to age 72 falls short of ten years.

                      SURVIVOR'S BENEFIT

  4. If a Member dies prior to the date his or her Pension commences, his or her surviving spouse, if any, shall receive a monthly Pension beginning on the first month following the date of the Member's death and ending on the date of death of such surviving spouse in an amount equal to 50% of the monthly Single-Life Annuity that the Member would have received if he or she had retired on the date of death.

                      OPTIONAL ANNUITIES

  5. A Member whose Pension has not commenced may elect, in a form and manner prescribed by Westvaco, to receive his or her Pension in the form of a J&S Annuity, in lieu of the Single-Life Annuity to which he or she is entitled under Paragraph 3, which J&S Annuity shall be the actuarial equivalent of such Single-Life Annuity and shall be payable in a smaller monthly amount during the life of the Member, with either 50% or 100% of such smaller amount, as elected by the Member, continued after his or her death to and for the life of any other person designated by the Member as the joint annuitant. If either the Member or the joint annuitant dies before the Pension commences, the election of this form of Pension will be automatically cancelled, in which event, the Member, if living, may then elect a J&S Annuity designating another person as the joint annuitant.

                        MISCELLANEOUS

  6. (a) Administration
         The Plan shall be administered by Westvaco.
         Elections and designations shall be in writing on forms prescribed by Westvaco.

     (b) Financing and Payment
         Payments shall be made from the general funds of Westvaco. Westvaco may elect to insure or guarantee payments of benefits, but shall have no obligation to do so.

     (c) Assignments and Alienability
         Persons entitled to payments from the Plan may not assign the rights to such payments and such payments shall not be subject to any liens or other rights of creditors against any such persons.

     (d) Amendments and Liability
         Westvaco may amend or terminate the Plan, but it may not amend the Plan to deprive any member or other payee of (i) rights accrued under the Plan up to the effective date of the amendment; or (ii) the right to payments payable after the effective date of any such amendment which accrued before such date. Members and other payees shall have contractual rights to enforce their rights under the Plan against Westvaco, and such rights are irrevocable.

     (e) Legal Fees and Expenses
         Westvaco shall promptly reimburse each Member, upon request to the Treasurer of Westvaco, for the amount of all legal fees and expenses which the Director may incur in seeking to enforce any right or benefit provided or agreed to be provided to the Director by Westvaco, including the rights under this Agreement.

     (f) Interpretation
         This Plan is not subject to the provisions of the Employee Retirement Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986. It shall be construed and enforced according to the laws of the State of New York.